Exhibit 3.7

                             CERTIFICATE OF INCREASE
                               OF SERIES A JUNIOR
                          PARTICIPATING PREFERRED STOCK
                              OF CYTEL CORPORATION

                       (Pursuant to Section 151(g) of the
                        Delaware General Corporation law)

         Cytel Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies:

FIRST: In a Certificate of Designation Filed with the Secretary of State of the State of Delaware on April 2, 1993, pursuant to
                  Section 151 of the General Corporation Law of the State of Delaware, the Corporation was authorized to issue Three Hundred Thousand (300,000) shares of Series A Junior Participating Preferred Stock, as a series of the Corporation's authorized Preferred Stock, par value $.01 per share;

SECOND: In a Certificate of Increase of Series A Junior Participating Preferred Stock filed with the Secretary of State of the State of Delaware on July 5, 1995, pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, the Corporation was authorized to issue Five Hundred Thousand (500,000) shares of Series A Junior Participating Preferred Stock, as a series of the Corporation's authorized Preferred Stock, par value $.01 per share;

THIRD: The Board of Directors of the Corporation by resolution adopted at a meeting duly called and held on March 13, 1998 duly authorized and directed that the number of shares of the Corporation's Series A Junior Participating Preferred Stock be increased from Five Hundred Thousand (500,000) shares to Seven Hundred Fifty Thousand (750,000) shares.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officers this 30th day of June, 1998.

                                           CYTEL CORPORATION


                                           /S/ VIRGIL THOMPSON
                                           -------------------------------
                                           Virgil Thompson
                                           President and Chief Executive Officer

ATTEST:


/S/ EDWARD C. HALL
------------------------------
Edward C. Hall
Vice President, Finance, Chief Financial
Officer and Secretary